Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 3, 2026 between Entravision Communications Corporation, a Delaware corporation (“Seller”) and Sunset Boulevard Broadcasting Corporation, a California non-profit public benefit corporation (“Buyer”).

Recitals

A. Seller owns all of the issued and outstanding membership interests (the “Units”) of Entravision Tampa LLC, a Delaware limited liability company (the “Company”).

B. The Company owns and operates the following television broadcast station (the “Station”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):

WFTT-TV, Venice, Florida (FCC Facility ID #16788)

C. The Company (as successor in interest to Entravision Holdings, LLC (“Holdings”)) and Church of Scientology International (“CSI”), a California nonprofit religious corporation and an affiliate of Buyer, are parties to a Programming Carriage Agreement dated December 25, 2022, as amended July 14, 2025 (the “LMA”) with respect to the Station’s primary channel.

D. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Units.

Agreement

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: SALE AND PURCHASE

1.1. Units. On the terms and subject to the conditions hereof, at Closing (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Units, free and clear of all liens, claims and encumbrances (“Liens”), other than restrictions on transfer arising under applicable federal and state securities laws and subject to the Company’s organizational documents.

1.2 Station Assets. As used herein, “Station Assets” means the following assets and properties of the Company that are used or held for use primarily in the operation of the Station, except as set forth in Sections 1.3 and 1.4:

(a) all licenses, permits and other authorizations issued to the Company by the FCC with respect to the Station (the “FCC Licenses”), including those described on Schedule 1.2(a), including any renewals or modifications thereof between the date hereof and Closing;

(b) the Company’s equipment and other tangible personal property listed on Schedule 1.2(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);

(c) the real property lease listed on Schedule 1.2(c) (the “Real Property Lease”);

(d) the contracts and agreements listed on Schedule 1.2(d), together with any contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);

(e) all of the Company’s rights in and to the Station’s call letters; and

(f) the Company’s rights in and to all the files, documents, records and books of account (or copies thereof) exclusively relating to the operation of the Station, including the Station’s local public file, programming information, engineering data and logs, but excluding records relating to Excluded Assets (defined below).

1.3. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):

(a) all cash and cash equivalents of the Company and Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, similar investments, and all bank accounts and other accounts containing any such items;

(b) all tangible and intangible personal property of the Company retired or disposed of between the date of this Agreement and Closing;

(c) all Station Contracts that are terminated or expire prior to Closing;

(d) all corporate and trade names unrelated to the operation of the Station (including the name “Entravision”), charter documents, business records, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station and the Company, and all records not relating to the operation of the Station;

(e) except as provided in Section 5.4(c), all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller or its affiliates for the benefit of the Company;

(g) subject to the LMA, the Station’s accounts receivable and any other rights to payment of cash consideration for goods or services sold or provided prior to the Effective Time (defined below) or otherwise arising during or attributable to any period prior to the Effective Time;

(h) any non-transferable shrinkwrapped computer software and any other non-transferable computer licenses that are not material to the operation of the Station;

(i) all rights and claims of Seller or the Company, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time, other than any such rights and claims relating to any loss of or damage to Station Assets that has not been repaired or replaced prior to Closing;

(j) all deposits and prepaid expenses (and rights arising therefrom or related thereto), in each case subject to the Closing Date Adjustments under Section 1.11;

(k) computers and other similar assets and any other operating systems and related assets that are used in the operation of multiple stations, except for any such items that are specifically set forth as included in the Station Assets on the Schedules hereto; and

(l) all assets used or held for use in the operation of any other station owned or operated by Seller or an affiliate of Seller, except for any such items that are specifically set forth as included in the Station Assets on the Schedules hereto.

1.4. Shared Contracts. Some of the Station Contracts may be used in the operation of the Station and other stations owned by Seller or its affiliates (the “Shared Contracts”), each of which is identified as such on Schedule 1.2(d). The rights and obligations under the Shared Contracts shall be equitably allocated among stations in a manner reasonably determined by Seller in accordance with the following equitable allocation principles: (i) any allocation set forth in the Shared Contract shall control; (ii) if none, then any allocation previously made by the Company or Seller in the ordinary course of Station operations shall control; (iii) if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and (iv) if not quantifiable, then reasonable accommodation shall control. Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Assumed Obligations (defined below)) will include only Buyer’s allocated portion of the rights and obligations under the Shared Contracts (without need for further action). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer’s allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Prior to Closing, Seller shall cause each Shared Contract to be allocated, amended or terminated such that, from and after Closing, the Company is not bound by, and has no liability under, any Shared Contract except with respect to Buyer’s allocated portion thereof.

1.5. Assumed and Excluded Obligations. As used herein, (i) “Assumed Obligations” means the liabilities and obligations of the Company arising during or attributable to any period of time on or after the Effective Time, including without limitation those arising under or attributable to the Station Contracts and the FCC Licenses (but excluding any liability or obligation arising out of any breach or default by Seller, Holdings or the Company occurring prior to the Effective Time), all subject to the LMA, and (ii) “Excluded Obligations” means (x) the liabilities and obligations of the Company arising during or attributable to the period of time prior to the Effective Time, (y) any liabilities attributable to the Excluded Assets (including the Excluded Contracts (defined below)), and (z) any liabilities and obligations of Seller, Holdings or any of their affiliates (other than the Company), including any such liabilities and obligations for which the Company is or becomes liable by reason of the Pre-Closing Reorganization (defined below), any guaranty or otherwise, including any liability for Taxes (defined below) of Seller or of any member of any affiliated, consolidated, combined or unitary group of which the Company is or was a member prior to Closing, whether under Treasury Regulations section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, all subject to the LMA.

1.6. Purchase Price. In consideration for the sale of the Units to Buyer, at Closing Buyer shall pay Seller, by wire transfer of immediately available funds, the sum of Thirty Million Dollars ($30,000,000) (the “Purchase Price”), less the Deposit (defined below) (which shall be disbursed to Seller and applied to the Purchase Price at Closing as provided in Section 1.7) and as adjusted pursuant to Section 1.11.

1.7. Deposit. On the date of this Agreement, Buyer shall make a cash deposit in immediately available funds in an amount equal to 5% of the Purchase Price (the “Deposit”) with Zions Bancorporation, N.A. dba California Bank & Trust (the “Escrow Agent”) pursuant to the Escrow Agreement of even date herewith among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”). At Closing, the Deposit shall be disbursed to Seller and applied to the Purchase Price and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit and any interest accrued thereon shall be disbursed to Seller as liquidated damages under Section 10.5. If this Agreement is terminated for any other reason, the Deposit and any interest accrued thereon shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement unless contested by a party in good faith in writing within five (5) business days of a disbursement request, in which event the Deposit shall remain with the Escrow Agent until the parties’ dispute is resolved. If Buyer fails to make the Deposit on the date hereof and does not cure such failure within three (3) business days after the date due, such failure shall constitute a material default entitling Seller to terminate this Agreement by written notice to Buyer. Buyer shall pay and be responsible for the full $2,500 fee due to the Escrow Agent under the Escrow Agreement (the “Escrow Fee”). Each of Seller and Buyer shall bear one-half of any amount due under Section 9 of the Escrow Agreement (Indemnification) and any other out-of-pocket amounts due to Escrow Agent under the Escrow Agreement (other than the Escrow Fee); provided however that if either party pays more than its share of any such amounts due, such party shall be entitled to contribution from the other party. Notwithstanding the foregoing, each of Seller and Buyer shall bear the full amount due under Section 9 of the Escrow Agreement (Indemnification) and any other out-of-pocket amounts due to Escrow Agent under the Escrow Agreement (other than the Escrow Fee) to the extent such amount arises out of its own breach of the Escrow Agreement or this Agreement.

1.8. Transfer of Excluded Assets. At or prior to Closing, Seller may cause the Company to distribute or assign all or any portion of the Excluded Assets to Seller or an affiliate of Seller. Any such distribution or assignment shall be made without any liability to the Company or Buyer. After Closing, Buyer shall cause the Company from time to time, at the request and sole cost and expense of Seller, to take all actions as may be necessary to convey the

Excluded Assets to Seller (it being understood that neither Buyer nor the Company makes any representation or warranty regarding title to any Excluded Asset).

1.9. Closing. The consummation of the sale and purchase of the Units provided for in this Agreement (the “Closing”) shall take place on or before the tenth business day after the date of the FCC Consent (defined below) pursuant to the FCC’s initial order (or on such other day after such consent as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.” Notwithstanding the foregoing, if on the date on which Closing would otherwise occur any petition to deny, informal objection, petition for reconsideration, application for review or other request for reconsideration or review of the FCC Consent is pending, or the FCC has initiated review of the FCC Consent on its own motion, then Buyer may, by written notice to Seller, elect to defer Closing until the tenth (10th) business day after the FCC Consent has become Final (defined below), subject to Section 10.1. As used herein, “Effective Time” means 12:01 a.m. Eastern time on the Closing Date.

1.10. FCC Consent. Within five (5) business days after the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the transfer of control of the FCC Licenses to Buyer. FCC consent to the transfer of control of the main station FCC Licenses to Buyer is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible. Buyer and Seller shall notify each other of all documents filed with or received from any governmental authority with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder.

1.11. Closing Date Adjustments.

(a) All expenses relating to the Company, the Station and the Station Assets, including without limitation Assumed Obligations, prepaid expenses, annual regulatory fees payable to the FCC, power and utilities charges, and rents and similar prepaid and deferred items, shall be prorated between Seller and Buyer in accordance with the principle that Seller shall be responsible for all such expenses arising through the Effective Time and Buyer shall be responsible for all such expenses arising after the Effective Time, in each case subject to the LMA. For the avoidance of doubt, such prorations include, without limitation, all real property, ad valorem and other property taxes (but excluding taxes arising by reason of the transfer of the Units as contemplated hereby, which shall be paid as provided in Section 12.1), FCC regulatory fees and similar prepaid and deferred items attributable to the ownership of the Station or the Station Assets. The prorations and adjustments to be made pursuant to this Section 1.11 are referred to as the “Closing Date Adjustments.”

(b) For purposes of making the adjustments pursuant to this Section, Seller shall prepare and deliver to Buyer, at least ten (10) days prior to the Closing Date, an itemized list of the Closing Date Adjustments, consistent with the allocation principle set forth in Section 1.11(a) (the “Adjustment List”). The Adjustment List shall include reasonable estimates of any Closing Date Adjustments that are not known by Seller at the time. At least two (2) business days prior to the Closing Date, Buyer shall deliver to Seller either: (x) Buyer’s acceptance of the Adjustment List (including Seller’s estimates, if any); or (y) Buyer’s reasonable proposed revisions to the Adjustment List (including Seller’s estimates, if any). If Buyer proposes adjustments to the Adjustment List, the parties shall negotiate in good faith prior to Closing to agree on the final Closing Date Adjustments. All of the Closing Date Adjustments shall be made at Closing, and under no circumstances shall either party have any liability to the other for Closing Date Adjustments identified after Closing.

1.12. Rescission; Unwind.

(a) If Closing occurs before the FCC Consent has become Final, and the FCC Consent is thereafter reversed or otherwise set aside and there is a Final order of the FCC (or of a court of competent jurisdiction) requiring that control of the Company be returned to Seller, then the purchase and sale of the Units shall be rescinded. In such event, Buyer shall reconvey the Units to Seller, and Seller shall repay to Buyer the Purchase Price (as adjusted pursuant to Section 1.11). Any such rescission shall be consummated on a mutually agreeable date within thirty (30) days after such Final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission, in each case as further provided in the Unwind Agreement.

(b) If Closing occurs before the FCC Consent has become Final, then at Closing Buyer and Seller shall execute and deliver an unwind agreement, in the form and substance reasonably satisfactory to Buyer and Seller and consistent with this Section 1.12 (the “Unwind Agreement”), setting forth the parties’ respective rights and obligations in the event of a recission under Section 1.12(a).

(c) The Unwind Agreement shall provide that (i) the obligations of Buyer and Seller thereunder shall be performed simultaneously at the closing of the rescission; (ii) each survival period specified in Section 9.1 shall be extended so as to expire no earlier than ninety (90) days after the closing of the rescission; and (iii) Seller shall not assign, delegate or otherwise transfer its obligation to repay the Purchase Price.

(d) As used herein, “Final” means action taken by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration, application for review, appeal or certiorari, or sua sponte action of the FCC with comparable effect, is pending, and as to which the time for filing any such request, petition, application, appeal or certiorari, or for the taking of any such sua sponte action by the FCC, has expired or otherwise terminated.

ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer:

2.1. Organization. Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.

2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3. No Conflicts. Except for the FCC Consent and consents to transfer certain of the Station Contracts, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby does not conflict with any organizational documents of Seller or the Company or any contract or agreement to which Seller or the Company is a party or by which it is bound, or any law, judgment, order, or decree to which Seller or the Company is subject, or require the consent or approval of, or a filing by Seller or the Company with, any governmental or regulatory authority or any third party.

2.4. Units. The Units constitute all of the issued and outstanding membership interests and other equity interests of the Company, all of which are owned of record and beneficially by Seller. Seller owns the Units, free and clear of Liens other than Permitted Liens (defined below). The Units are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any of the Units, except for this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any of the Units.

2.5. FCC Licenses. Except as set forth on Schedule 2.5:

The Company is the holder of the FCC Licenses described on Schedule 1.2(a), which are all of the licenses, permits and authorizations required by the FCC for the present operation of the Station. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending, or, to Seller’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station, the Company, Holdings or Seller with respect to the Station that could result in any such action. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”) and the rules, regulations and policies of the FCC. All material reports and filings required to be filed with the FCC by Seller, Holdings or the Company with respect to the Station have been filed. All regulatory fees payable to the FCC with respect to the Station have been paid.

The FCC Licenses have been issued for full terms customarily issued by the FCC for the class of the Station and are not subject to any condition other than those appearing on the face of the FCC Licenses and conditions applicable to television broadcast licenses generally. The Station’s online public inspection file is materially complete and has been maintained in all material respects in accordance with the rules of the FCC.

2.6. Taxes.

(a) As used herein, (i) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code (defined below)) customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and (ii) “Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof.

(b) The Company is, and has been since September 4, 2026, classified as an association taxable as a corporation for federal income Tax purposes pursuant to an election under Treasury Regulation section 301.7701-3. The Company is a member of an Affiliated Group (within the meaning of Code section 1504(a)) that files consolidated federal income Tax Returns. Except as set forth on Schedule 2.6, the Company has filed all Tax Returns that it has been required to file and has paid all Taxes shown on such returns as owing, and as of the date of this Agreement, no Tax Return of the Company is currently the subject of an audit by a taxing authority, no statute of limitations has been waived with respect to any Tax Return, and no extension of time with respect to any Tax deficiency or assessment has been granted, by or on behalf of the Company.

(c) Except for any Taxes subject to Section 1.11(a), all Taxes of Seller, Holdings, and their affiliates (including Florida sales and use Taxes) relating to the Station or the Station Assets and attributable to any period prior to the Effective Time have been or will be timely paid, and neither the Company nor Buyer will have any liability for any such Taxes as a transferee or successor, including under Section 213.758, Florida Statutes, by reason of the Pre-Closing Reorganization, the transactions contemplated hereby or otherwise.

2.7. Personal Property. The Company has good and marketable title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, Liens for taxes not yet due and payable, Liens that will be released at or prior to Closing, Liens which arise by operation of law and in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due, restrictions on transfer arising under applicable federal and state securities laws or under the Company’s organizational documents, zoning, building codes and other land use laws imposed by a governmental authority, and such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station. Schedule 1.2(b) sets forth a true, correct and complete list of all material tangible personal property owned or leased by the Company or used or held for use primarily in the operation of the Station, other than Excluded Assets. Except for items identified on Schedule 1.2(b) as for parts only, the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted). The Station Assets constitute all of the assets necessary to operate the Station in all material respects as currently operated, other than the Excluded Assets and any assets provided by CSI in performing the LMA.

2.8. Contracts. Schedule 1.2(d) sets forth a true, correct and complete list of all material contracts, agreements, leases, licenses and other commitments, whether written or oral, to which the Company is a party or by which the Company or any of its assets is bound, other than the LMA, and the Company is not a party to or bound by any other contract, agreement, lease, license or commitment, other than contracts that will be terminated or assigned to Seller or its affiliates at or prior to Closing without any liability to the Company or Buyer. Seller has delivered to Buyer true, correct and complete (in all material respects) copies of each Station Contract, including all amendments thereto. Each of the Station Contracts (including without limitation the Real Property Lease) is in effect and is binding upon the Company and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller and the Company have performed their respective obligations under each of the Station Contracts in all material respects, and are not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.

2.9. Real Property. To Seller’s knowledge, the real property subject to the Real Property Lease is not subject to any suit for condemnation or other taking by any public authority. To Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the premises subject to the Real Property Lease. Each fuel storage tank included in the Station Assets and used in the operation of the Station (including the diesel fuel tank serving the Station’s emergency generator) is registered with the Florida Department of Environmental Protection to the extent required by applicable law and is, and has been, operated and maintained in compliance in all material respects with applicable law, and, to Seller’s knowledge, there has been no release of petroleum products from any such tank.

2.10. Employees. Seller and the Company are in compliance in all material respects with all labor and employment laws, rules and regulations applicable to the Station’s business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining. There is no unfair labor practice charge or complaint against Seller or the Company in respect of the Station’s business pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or, to Seller’s knowledge, threatened in respect of the Station’s business.

2.11. Compliance with Law. Seller and the Company are in compliance in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Station. To Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller or the Company in respect of the Station except those affecting the industry generally.

2.12. Litigation. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller or the Company in respect of the Station that will subject the Company or Buyer to liability or which will affect Seller’s ability to perform its obligations under this Agreement. Neither Seller nor the Company is operating under or subject to any order, writ, injunction or decree relating to the Station or the Station Assets of any court or governmental authority which would have a material adverse effect on the condition of the Station or any of the Station Assets or on the ability of Seller to enter into this Agreement or consummate the transactions contemplated hereby, other than those of general applicability.

2.13. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Seller or any party acting on Seller’s behalf. Payment of any broker engaged by Seller shall be Seller’s sole cost and expense.

2.14. MVPD Matters. As used herein, “MVPD” means any multichannel video programming distributor, including cable systems, telephone companies and direct broadcast satellite systems. Schedule 2.14 lists each retransmission consent agreement with any MVPD with respect to the Station to which Seller, Holdings or the Company is a party. Except as set forth on Schedule 2.14, since January 1, 2024, (a) no MVPD carrying the Station’s signal has provided written notice to Seller, Holdings or the Company of any material signal quality issue or has failed to respond to a request for carriage or, to Seller’s knowledge, sought any form of relief from carriage of the Station from the FCC, (b) none of Seller, Holdings or the Company has received written notice from any MVPD of its intention to delete the Station from carriage, and (c) none of Seller, Holdings or the Company has received written notice of any petition seeking FCC modification of the Station’s market as determined by The Nielsen Company (the Tampa-St. Pete (Sarasota), FL Designated Market Area). The licensee of the Station made a timely and valid must-carry election for the 2027-2029 election cycle with respect to each cable system and satellite carrier serving the Station’s market, has placed its election statement in the Station’s online public inspection file as required by 47 C.F.R. § 76.64(h)(1), and has delivered any required election change notices required by 47 C.F.R. §§ 76.64(h)(3) and 76.66(d)(1)(iii).

2.15. Company Matters.

(a) The Company has no subsidiaries and does not own, directly or indirectly, any equity or other ownership interest in any other person. The Company has not engaged in any business or activity other than the ownership and operation of the Station and activities incidental to the Pre-Closing Reorganization. Seller has delivered to Buyer true, correct and complete copies of the Company’s certificate of formation and limited liability company agreement, each as amended to date.

(b) The Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, other than (i) liabilities and obligations under the Station Contracts and the LMA arising in the ordinary course of business and not resulting from any breach thereof, and (ii) Excluded Obligations that will be satisfied or discharged by Seller at or prior to Closing or for which Seller is responsible under Article 9.

(c) The Company has no indebtedness for borrowed money, and neither the Company, any of its assets nor the Units is obligated under or subject to any Lien securing any indebtedness or guaranty of Seller or any of its affiliates, other than any such obligations and Liens (including guarantees) that will be fully and unconditionally released at or prior to Closing.

(d) The Company does not have, and has never had, any employees, and does not sponsor, maintain or contribute to, and has no liability with respect to, any employee benefit plan.

(e) Except for the Station Contracts and the LMA, there are no contracts, arrangements or intercompany accounts between the Company, on the one hand, and Seller, Holdings or any of their affiliates, on the other hand, other than any that will be terminated or settled at or prior to Closing without any liability to the Company or Buyer.

ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller:

3.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in each jurisdiction in which the nature of its activities requires such qualification. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3. No Conflicts. Except for the FCC Consent, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not conflict with any organizational documents of Buyer, any contract or agreement to which Buyer is a party or by which it is bound, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.

3.4. Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

3.5. Qualification. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC and to be the programmer of the Station under the LMA. To Buyer’s knowledge, there are no facts that would, under existing law and the rules, regulations, policies and procedures of the FCC, disqualify Buyer as a transferee of the FCC Licenses or as the owner and operator of the Station or as programmer of the Station under the LMA. No waiver of or exemption from any FCC rule or policy is necessary to be obtained by Buyer in order for the FCC Consent to be granted. To Buyer’s knowledge, there are no matters related to Buyer which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application. Notwithstanding anything herein to the contrary, neither the filing by any third party of a petition to deny, informal objection or other pleading with respect to the FCC Application nor any delay by the FCC in acting on the FCC Application shall, in and of itself, constitute a breach by Buyer of this Agreement or give rise to any right of Seller to terminate this Agreement under Section 10.1(c) or to receive the Deposit, except to the extent such pleading or delay results from Buyer’s breach of this Agreement (including any inaccuracy in the representations in this Section 3.5).

3.6. Investment. Buyer is acquiring the Units for its own account and for investment purposes and not with a view to the distribution thereof. Buyer acknowledges that none of the Units have been registered under the Securities Act of 1933, as amended, or any state securities laws, the Units must be held indefinitely, and Buyer must bear the economic risk of its investment in the Units until and unless the offer and sale of such Units is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is applicable. Buyer has conducted an examination of available information relating to the Company and its business, Buyer has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Units, and Buyer can bear the economic risk of an investment in the Units and can afford a complete loss of such investment.

3.7. Funds. Buyer will have sufficient funds to pay the Purchase Price at Closing.

3.8. No Finder. Except for Kalil & Company, whose fees and commissions shall be Buyer’s sole responsibility, no broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer’s behalf. Payment of any broker engaged by Buyer shall be Buyer’s sole cost and expense.

ARTICLE 4: SELLER COVENANTS

4.1. Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, and subject to the LMA, Seller shall, and shall cause the Company and Holdings (as applicable) to:

(a) operate the Station in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

(b) not materially adversely modify any of the FCC Licenses, and in all material respects maintain in full force and effect, the FCC Licenses;

(c) not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;

(d) upon reasonable notice, give Buyer and its representatives reasonable access during normal business hours to the Station Assets and the books, records and contracts of the Company, and furnish Buyer with information relating to the Station Assets and the Company that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Station or other stations owned by Seller or its affiliates;

(e) except as required by law, not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon the Company or Buyer after Closing;

(f) not, other than in the ordinary course of business, enter into new Station Contracts or amend, renew or terminate any existing Station Contracts that will be binding upon the Company or Buyer after Closing, except for (i) Station Contracts made in the ordinary course of business that are terminable on ninety (90) days notice or less without penalty or (ii) Station Contracts made, amended, renewed or terminated with Buyer’s prior written consent;

(g) not sell, transfer or assign (or agree to sell, transfer or assign) the Units or any interest therein, and not permit to exist any Lien upon the Units, except for Permitted Liens;

(h) not permit the Company to issue, sell, grant or encumber any equity interest in the Company or any option, warrant or other right to acquire any such equity interest, amend its certificate of formation or limited liability company agreement, or merge or consolidate with any other person;

(i) not permit the Company to incur any indebtedness for borrowed money, guarantee any obligation of any other person that will not be fully and unconditionally released at or prior to Closing, acquire any business or any equity interest in any person, hire any employee or adopt any employee benefit plan;

(j) maintain in effect insurance on the Station Assets consistent with past practice; and

(k) maintain the Station’s online public inspection file in all material respects in accordance with the rules of the FCC.

4.2. Pre-Closing Reorganization. Prior to Closing, and at Seller’s sole cost and expense, Seller shall cause (a) Seller, Holdings and any other affiliate of Seller holding any Station Assets to assign, transfer and convey to the Company all of its right, title and interest in and to such Station Assets (including the Tangible Personal Property, the Real Property Lease

and the other Station Contracts), free and clear of Liens other than Permitted Liens, (b) the Company to distribute or assign to Seller or an affiliate of Seller all Excluded Assets and Excluded Contracts, and all liabilities and obligations of the Company other than the Assumed Obligations, in each case without any liability to the Company or Buyer, (c) all Liens on the Units or on any assets of the Company securing indebtedness of Seller or any of its affiliates to be released, and the Company to be released from any guaranty or other obligation in respect of indebtedness of Seller or any of its affiliates, and (d) all contracts, arrangements and intercompany accounts between the Company, on the one hand, and Seller, Holdings or any of their affiliates, on the other hand (other than the LMA), to be terminated or settled without any liability to the Company or Buyer (collectively, the “Pre-Closing Reorganization”). Seller shall provide Buyer with copies of the instruments effecting the Pre-Closing Reorganization reasonably in advance of Closing.

4.3. LMA Holdover; Termination.

(a) If Closing has not occurred on or before December 31, 2026, then, notwithstanding the expiration of the term of the LMA, Seller shall cause the Company to permit CSI to continue to program the Station pursuant to the terms of the LMA on a month-to-month basis commencing January 1, 2027, at a flat fee of One Hundred Twenty-Five Thousand Dollars ($125,000) per month, prorated for any partial month, and without any holdover premium, escalation or other increase attributable to such continuation or to the timing of Closing. Such holdover period shall continue until the earlier of Closing or the termination of this Agreement pursuant to Article 10.

(b) Effective as of the Effective Time, the LMA shall terminate, and neither the Company nor CSI shall have any further liability or obligation thereunder, except for payment of fees accrued thereunder for periods prior to the Effective Time, prorated for any partial month, and Seller shall cause the Company to refund to CSI, within ten (10) business days after Closing, any fees prepaid by CSI under the LMA for any period after the Effective Time. Seller shall also cause the Company to return to CSI at Closing, without deduction or set-off, the One Hundred Sixty-Six Thousand Dollar ($166,000) security deposit held under Section 5(a) of the LMA.

(c) CSI is an express third-party beneficiary of this Section 4.3.

(d) In the event of any rescission pursuant to Section 1.12, the LMA shall be reinstated, on the terms in effect immediately prior to the Effective Time, for a period of one hundred eighty (180) days commencing on the closing of such rescission, and Seller shall cause the Company to permit CSI to continue to program the Station during that period. During the reinstatement period, CSI shall pay the Company a flat fee of One Hundred Twenty-Five Thousand Dollars ($125,000) per month, prorated for any partial month, and without any holdover premium, escalation or other increase.

4.4. Excluded Contracts. Buyer may, by written notice to Seller given no later than thirty (30) days after the date of this Agreement, designate any Station Contract (other than: (i) the Real Property Lease; (ii) any Station Contract expiring on or before December 31, 2026; or (iii) any Station Contract terminable upon ninety (90) days’ notice or less, without penalty) as an “Excluded Contract.” Seller shall cause each Excluded Contract to be terminated or assigned to

Seller or its affiliate at or prior to Closing, at Seller’s sole cost and expense and without any liability to the Company or Buyer, whereupon such Excluded Contract shall constitute an Excluded Asset and all liabilities and obligations thereunder shall constitute Excluded Obligations.

ARTICLE 5: JOINT COVENANTS

Buyer and Seller hereby covenant and agree as follows:

5.1. Confidentiality. Subject to the requirements of applicable law, without limiting the terms of any confidentiality agreement between Buyer and Seller (or an affiliate of Seller), all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information) shall be confidential and shall not be disclosed to any other person or entity, except the parties’ representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.

5.2. Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other, and except as necessary to enforce rights under or in connection with this Agreement. Notwithstanding the foregoing, the parties acknowledge that this Agreement and the terms hereof will be filed with the FCC Application and thereby become public.

5.3. Control. Subject to the LMA, Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of the Company as the holder of the FCC Licenses.

5.4. Risk of Loss.

(a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter. Prior to Closing, Seller shall repair and replace any material Station Assets which are materially lost, damaged or destroyed, except if such loss, damage or destruction results from the acts or omissions of CSI in its use of such Station Asset under the LMA or from the Buyer Installations (defined below).

(b) Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing the Station is off the air or operating at reduced power, then Closing shall be postponed until the date five (5) business days after the Station returns to the air at substantially its licensed effective radiated power. If the Station is off the air or operating at less than eighty percent (80%) of its licensed effective radiated power prior to Closing, then Seller shall cause the Company to use commercially reasonable efforts to return the Station to the air at substantially its licensed effective radiated power as promptly as practicable in the ordinary course of business, except if such operating status results from the acts or omissions of CSI in performing the LMA or from the Buyer Installations. To the extent the Closing has not occurred by the Termination Date (defined below), either party may terminate this Agreement pursuant to Section 10.1(d).

(c) In the event of any loss of, material damage to or destruction of any of the material Station Assets from fire, casualty or other cause prior to Closing, Seller shall promptly notify Buyer of same in writing. Such notice shall specify with reasonable particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable) and the insurance coverage. The proceeds of any claim for such loss, damage or destruction payable under any insurance policy shall be used to repair, replace or restore the affected property to its former condition, subject to the following sentence. If on or before the date otherwise scheduled for Closing, any material Station Assets are not repaired, replaced or restored to materially the same status as before the loss or damage, Buyer, at its sole option, may (i) elect to postpone Closing until such time as the property has been repaired, replaced or restored to materially the same status as before the loss or damage, if the repair, replacement or restoration can be accomplished within one (1) month following the date of the loss or damage or the date otherwise scheduled for Closing, whichever is earlier; or (ii) elect to consummate Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all unused proceeds of insurance and assign to Buyer the right to any unpaid proceeds. To the extent the Closing has not occurred by the Termination Date, either party may terminate this Agreement pursuant to Section 10.1(d). Notwithstanding anything herein to the contrary, this Section 5.4(c) shall not apply to the extent such loss, damage or destruction results from the acts or omissions of CSI in performing the LMA or from the Buyer Installations.

5.5. Consents. The parties shall use commercially reasonable efforts to obtain any third party consents necessary for the transfer of control of any Station Contract (with any fees charged by any such third party to be paid one-half by Seller and one-half by Buyer), but no such consents are conditions to Closing. Buyer shall not be required, as a condition of obtaining any consent with respect to transfer of the Real Property Lease, to accept any term more onerous to the Company than the terms of the Real Property Lease in effect on the date hereof, other than rent or other adjustments provided for in the Real Property Lease. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer at or prior to Closing an estoppel certificate from the landlord under the Real Property Lease in form reasonably satisfactory to Buyer.

5.6. Buyer Pre-Closing Installations. Buyer may, prior to Closing and at its sole cost and expense, subject to any necessary landlord consent, procure and install at the Station’s facilities the equipment and improvements described on Schedule 5.6, as Schedule 5.6 may be reasonably supplemented from time to time by written notice from Buyer to Seller (which supplements shall be subject to Seller’s consent, not to be unreasonably withheld, conditioned or delayed) (the “Buyer Installations”), on the following terms:

(a) Access. Seller shall cause the Company to afford Buyer and its contractors reasonable access to the Station’s facilities solely for that purpose, upon reasonable prior notice, at times approved by the Company, under the supervision of the Company’s or Seller’s engineering personnel, and in a manner that does not interfere with the operation of the Station. The Buyer Installations shall be performed by licensed and insured contractors, in compliance with applicable law and the FCC rules, and in accordance with the requirements of the Real Property Lease. Buyer shall take no action, or omit to take any action, that could cause

Seller or the Company to be in default under the Real Property Lease. No Buyer Installations are permitted to the extent they interfere with Station operations or transmissions. This Section 5.6 is subject to Section 5.3, and nothing herein shall give Buyer any right to control, supervise or direct the operation of the Station prior to Closing. Notwithstanding anything herein to the contrary, Seller’s failure to provide Buyer access under this Section shall not constitute a breach or default of this Agreement by Seller.

(b) Title. Notwithstanding the manner in which they are affixed or attached, the Buyer Installations shall at all times remain the personal property of Buyer, whether or not Closing occurs, and shall not become a fixture, accession or improvement to the realty or to the Station Assets. Neither Seller nor the Company shall acquire any interest in the Buyer Installations, except as set forth in Section 5.6(e).

(c) Liens. Buyer shall keep the Station Assets and the Company free of any mechanic’s or materialmen’s liens arising from the Buyer Installations, shall obtain lien waivers from each contractor and supplier as a condition of payment, and shall discharge or bond over any such lien within ten (10) days after notice of its recording.

(d) Risk; Insurance. Notwithstanding Section 5.4(a), Buyer shall bear the risk of loss of or damage to the Buyer Installations at all times, and shall promptly repair at its expense any damage to the Station Assets, the Station’s facilities or the property of any third party located at the site caused by or resulting from the Buyer Installations. Buyer shall maintain, and shall cause its contractors to maintain, property insurance covering the Buyer Installations at full replacement cost on an installation floater or builder’s risk form, and commercial general liability insurance naming Seller, the Company and the landlord under the Real Property Lease as additional insureds, in each case with certificates delivered to Seller as a condition precedent to site entry. Buyer shall indemnify, defend and hold harmless Seller, the Company and their affiliates from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses, incurred by Seller, the Company and/or their affiliates arising out of or resulting from the Buyer Installations.

(e) Removal. If this Agreement is terminated prior to Closing, or if a rescission occurs under Section 1.12, Buyer shall remove the Buyer Installations at its expense within thirty (30) days after such termination or the closing of the rescission, as applicable (the “Removal Window”), provided that for any day Buyer’s access to the Station or its facilities are limited in any material respect by Seller, the Removal Window will be extended by one (1) day, and Seller shall cause the Company to afford Buyer reasonable access solely for that purpose, upon reasonable prior notice, at times approved by Seller, under the supervision of the Company’s or Seller’s engineering personnel, and in a manner that does not interfere with the operation of the Station. Buyer shall, at its expense, promptly repair any damage caused by removal and restore the affected premises to substantially their prior condition, reasonable wear and tear excepted. Buyer shall indemnify, defend and hold harmless Seller, the Company and their affiliates from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses, incurred by Seller, the Company and/or their affiliates arising out of or resulting from such removal. Seller shall not sell or otherwise dispose of any equipment included in the Buyer Installations prior to the expiration of the Removal Window, except that Seller may remove any Buyer Installations to the extent necessary to comply with applicable law or the Real Property Lease or if the Buyer Installations interfere with

Station operations or transmissions. Any Buyer Installations not removed within the Removal Window shall be deemed abandoned and Seller may retain, sell or otherwise dispose of such items in its sole discretion, without notice to Buyer.

5.7 Transition Services. From and after Closing, if requested by Buyer, Seller shall, and shall cause its applicable affiliates to, continue to provide to the Company the signal origination, master control, playout and transport services for the Station that are provided as of the date hereof from Seller’s facility in McAllen, Texas (the “Transition Services”), at substantially the same service levels as in effect immediately prior to Closing. Buyer shall reimburse Seller for the documented out-of-pocket cost of providing the Transition Services, without mark-up. Buyer may terminate the Transition Services, in whole or in part, upon thirty (30) days’ written notice. Buyer shall use commercially reasonable efforts to minimize the period during which it requires Transition Services. In no event shall Transition Services be provided after March 31, 2027. To the extent reasonably requested by Buyer, Seller shall reasonably cooperate with Buyer in the transition, including by furnishing the technical information and access (upon reasonable prior notice and without interference with Seller’s and its affiliates’ business and operations) reasonably necessary for Buyer to design, install and test its replacement facilities. If requested by either party, at Closing, the parties shall enter into a Transition Services Agreement with respect to the Transition Services.

ARTICLE 6: SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

6.1. Representations and Covenants.

(a) The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects (without duplication of any materiality qualifications therein) as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.

(b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.

(c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

(d) Notwithstanding anything herein to the contrary, Seller shall not be deemed to have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement to the extent such breach or failure results from the acts or omissions of CSI under the LMA or from the Buyer Installations.

6.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

6.3. FCC Authorization. The FCC Consent shall have been obtained.

6.4. Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.Seller may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily due to the failure of Seller to materially perform any of its material obligations under this Agreement.

ARTICLE 7: BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

7.1. Representations and Covenants.

(a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifications therein) as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.

(b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.

(c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

7.3. FCC Authorization. The FCC Consent shall have been obtained, the FCC Licenses shall be in full force and effect, and the Company shall be the holder of the FCC Licenses.

7.4. Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.

7.5. Excluded Contracts. Each Excluded Contract shall have been terminated or assigned in accordance with Section 4.4.

7.6. Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with Section 4.2, including the assignment to the Company of the Real Property Lease, and Seller shall have delivered to Buyer copies of the instruments effecting the same.

Buyer may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was primarily due to the failure of Buyer to materially perform any of its material obligations under this Agreement.

ARTICLE 8: CLOSING DELIVERIES

8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) good standing certificates issued by the Secretary of State of Seller’s and the Company’s jurisdictions of organization;

(ii) a certificate executed by Seller certifying the due authorization of this Agreement and the Seller Ancillary Agreements, together with copies of Seller’s authorizing resolutions;

(iii) the certificate described in Section 7.1(c);

(iv) an assignment and assumption of the Units;

(v) certified copies of the Company’s certificate of formation and limited liability company agreement, copies of the Company’s minute books, and resignations from all officers and managers of the Company;

(vi) any other instruments of conveyance and transfer that may be reasonably necessary to convey and transfer the Units from Seller to Buyer, free and clear of Liens, except for Permitted Liens;

(vii) payoff letters, UCC-3 termination statements and other instruments reasonably satisfactory to Buyer evidencing the releases, if any, described in Section 4.2(c);

(viii) evidence reasonably satisfactory to Buyer of the termination or assignment of each Excluded Contract; and

(ix) a properly completed and executed IRS Form W-9 of Seller.

8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Purchase Price in accordance with Section 1.6 hereof;

(ii) a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(iii) a certificate executed by Buyer certifying the due authorization of this Agreement and the Buyer Ancillary Agreements, together with copies of Buyer’s authorizing resolutions;

(iv) the certificate described in Section 6.1(c);

(v) an assignment and assumption of the Units; and

(vi) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.

ARTICLE 9: SURVIVAL; INDEMNIFICATION

9.1. Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date, except that the representations and warranties in Sections 2.4, 2.6, 2.13, 2.15, 3.6 and 3.8 (the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, whereupon they shall expire and be of no further force or effect, except that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the resolution of such claim. The covenants and agreements in this Agreement shall survive Closing until performed. Seller’s obligations under Sections 9.2(a)(iii) and 9.2(a)(iv) and Buyer’s obligations under Sections 9.2(c)(iii) and 9.2(c)(iv) shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations.

9.2. Indemnification.

(a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer, its affiliates (including CSI) and the Company (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by any Buyer Indemnified Party arising out of or resulting from:

(i) any breach by Seller of its representations and warranties made under this Agreement; or

(ii) any default by Seller of any covenant or agreement made under this Agreement; or

(iii) the Excluded Obligations; or

(iv) the business or operation of the Company and the Station before the Effective Time (including by Holdings or any other affiliate of Seller, and including the Pre-Closing Reorganization), including without limitation any Tax attributable to any tax period ended at or before the Effective Time, except for the Assumed Obligations.

(b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability under Section 9.2(a)(i) (other than with respect to breaches of the Fundamental Representations or fraud) unless and until the aggregate Damages of the Buyer Indemnified Parties thereunder exceed Five Hundred Thousand Dollars ($500,000) (the “Tipping Basket”), and (ii) the maximum liability of Seller under Section 9.2(a)(i) (other than with respect to breaches of the Fundamental Representations or fraud) shall be Four Million Dollars ($4,000,000) (the “Indemnification Cap”). In the event Damages exceed the Tipping Basket, Seller shall be required to indemnify and hold harmless the Buyer Indemnified Parties with respect to all Damages up to the Indemnification Cap without treating any portion of the Tipping Basket amount as a deductible or otherwise outside the indemnification provided for in this Section 9.2. Seller’s maximum aggregate liability for breaches of the Fundamental Representations shall be the Purchase Price. Notwithstanding anything herein to the contrary, Seller shall not be deemed to have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement to the extent such breach or failure results from the acts or omissions of CSI under the LMA or from the Buyer Installations.

(c) Subject to Section 9.2(d), from and after Closing, Buyer shall defend, indemnify and hold harmless Seller and its affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by any Seller Indemnified Party arising out of or resulting from:

(i) any breach by Buyer of its representations and warranties made under this Agreement; or

(ii) any default by Buyer of any covenant or agreement made under this Agreement; or

(iii) the Assumed Obligations; or

(iv) the business or operation of the Company and the Station after the Effective Time, including without limitation any Tax attributable to any tax period after the Effective Time.

(d) Notwithstanding the foregoing or anything else herein to the contrary, and except as to any liability arising under the Real Property Lease, after Closing, (i) Buyer shall have no liability under Section 9.2(c)(i) (other than with respect to breaches of the Fundamental Representations or fraud) unless and until the aggregate Damages of the Seller Indemnified Parties thereunder exceed the Tipping Basket, in which event Buyer shall be required to indemnify and hold harmless the Seller Indemnified Parties with respect to all such Damages up to the Indemnification Cap without treating any portion of the Tipping Basket amount as a deductible or otherwise outside the indemnification provided for in this Section 9.2, and (ii) the maximum liability of Buyer under Section 9.2(c)(i) (other than with respect to breaches of the Fundamental Representations or fraud) shall be the Indemnification Cap.

9.3. Procedures.

(a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the applicable time period described in Section 9.1.

(b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c) Anything herein to the contrary notwithstanding:

(i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim;

(iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim; and

(iv) neither party shall have any liability to the other under any circumstances for special, indirect, consequential, punitive or exemplary damages or lost profits or similar damages of any kind, whether or not foreseeable, except to the extent paid or payable to a third party in respect of a Claim.

ARTICLE 10: TERMINATION AND REMEDIES

10.1. Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);

(c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that with respect to Buyer’s obligation to make the Deposit when due, the Cure Period shall be three (3) business days after the date due, and there shall be no Cure Period applicable to Buyer’s obligation to pay the Purchase Price at Closing;

(d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date six (6) months after the date of this Agreement (as it may be extended pursuant to this Section 10.1(d), the “Termination Date”); provided, however, that (i) if on such date the FCC Application remains pending or Buyer has elected to defer Closing pursuant to Section 1.9, and Buyer is not then in material breach of this Agreement, Buyer may, by written notice to Seller, extend the Termination Date for up to three (3) months, and (ii) the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose breach of this Agreement is the principal cause of the failure of Closing to occur by the Termination Date; or

(e) by written notice of Seller to Buyer or Buyer to Seller if the FCC designates the FCC Application for an evidentiary hearing.

10.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. As used herein, “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) the Closing Date determined under Section 1.9; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the Closing Date determined under Section 1.9, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date determined under Section 1.9.

10.3. Survival. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.7 (Deposit) (and Section 10.5 with respect to the Deposit), 5.1 (Confidentiality), 5.2 (Announcements), 5.6 (Buyer Pre-Closing Installations) and 12.1 (Expenses), and this Section 10.3, shall survive any termination of this Agreement.

10.4. Specific Performance. In the event of a breach or threatened breach by a party of any covenant or agreement under this Agreement, in addition to any other remedy available to it, the non-breaching party shall be entitled to an injunction restraining any such breach or threatened breach and to enforcement of this Agreement by a decree of specific performance requiring the breaching party to fulfill its obligations under this Agreement, subject to obtaining any requisite approval of the FCC, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.

10.5. Liquidated Damages. If Seller terminates this Agreement in accordance with Section 10.1(c), then Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Deposit to Seller by wire transfer of immediately available funds. The parties acknowledge and agree that such payment shall constitute liquidated damages and the sole remedy of Seller for a breach by Buyer of this Agreement, payment of such amount is not a penalty and the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy and the value of the transactions to be consummated hereunder.

ARTICLE 11: TAX MATTERS

11.1. Tax Returns. Seller shall prepare and file all Tax Returns for the Company for any period ending at or prior to the Effective Time, and pay all Taxes due in respect thereof. Buyer shall prepare and file all Tax Returns for the Company for any period beginning after the Effective Time, and pay all Taxes due in respect thereof. The parties shall jointly prepare, and Buyer shall file, all Tax Returns for the Company for any taxable period beginning before and ending after the Effective Time (the “Straddle Period”), and Taxes due in respect thereof shall be paid by Seller to the extent attributable to the period prior to the Effective Time and by Buyer to the extent attributable to the period after the Effective Time. With respect to each Tax Return for the Company for any Straddle Period, Buyer shall provide Seller with the proposed return, a schedule apportioning the Tax, and its related work papers, no later than thirty (30) days before the filing due date, and the parties shall cooperate in good faith to resolve any issues concerning such return or apportionment consistent with this Agreement prior to filing. Notwithstanding the definition of Effective Time, the parties acknowledge that the Company’s taxable year for federal income Tax purposes (and for any state Tax that conforms thereto) closes at the end of the Closing Date pursuant to Treasury Regulation section 1.1502-76(b), and that all items of income, gain, loss and deduction of the Company for the Closing Date shall be included in Seller’s consolidated federal income Tax Return.

11.2. Tax Matters. Any tax-sharing agreement to which the Company is a party shall be terminated as to the Company as of the Effective Time and shall have no further effect for any taxable year (whether the current year, a future year or a past year). If on the Closing Date there are any post-Closing transactions involving the Company not in the ordinary course of business, then Buyer shall be responsible for any resulting Tax and, to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B), such transactions shall be reported on the Company’s post-Closing Tax Return. At Seller’s request, Buyer shall cause the Company to make or join with Seller in making any tax elections, consents, or authorizations after the Effective Time that affect a pre-Effective Time period if such elections, consents, or authorizations do not have a material adverse effect on Buyer or on the tax-exempt status of Buyer or any of its affiliates. Neither party nor the Company, nor any of their respective affiliates shall make any election under section 338 or section 336(e) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable provision of state of local law, with respect to any transaction contemplated by this Agreement.

11.3. Tax Records. After Closing, (i) Buyer shall retain the Company’s tax records that relate to the pre-Closing period until the expiration of the applicable statute of limitations (as may be extended), (ii) Buyer and the Company will provide Seller access to and copies of such records for the preparation of any Tax Returns, any audit or claim by any taxing authority, the filing of any claim for a refund of Tax, the allowance of any Tax credit, or any judicial or administrative proceedings relating to any pre-Effective Time period, and (iii) within five (5) business days of receipt, Buyer shall pay Seller the amount of any Tax refund received by it or the Company after Closing that is attributable to Taxes paid by Seller or the Company for any pre-Effective Time period. If after Closing a taxing authority audits or makes any claim with respect to a Tax Return of the Company that includes any pre-Effective Time period, then Buyer shall promptly notify Seller thereof in writing. To the extent it relates to the pre-Effective Time period, Seller shall be responsible for, and entitled to control, any such audit or claim, and Buyer shall reasonably cooperate therewith, including without limitation by providing relevant Company records and information.

11.4 Tax Treatment. The parties agree to treat the sale of Units from Seller to Buyer as a sale of equity of a corporation for federal income Tax purposes, and neither party shall take any position inconsistent therewith.

ARTICLE 12: MISCELLANEOUS

12.1. Expenses. Except as otherwise specifically set forth herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. The filing fee applicable to the request for the FCC Consent shall be paid one-half by Buyer and one-half by Seller. Buyer shall be solely responsible for all transfer, documentary, stamp, sales, use, registration and similar taxes, fees and charges applicable to the consummation of the transactions contemplated by this Agreement, and Seller shall be solely responsible for any such taxes, fees and charges arising from the Pre-Closing Reorganization or that would not have been imposed but for the Pre-Closing Reorganization (including any documentary stamp tax imposed on the transfer of the Units by reason of any prior conveyance of an interest in Florida real property to the Company). Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

12.2. Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

12.3. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement to an affiliate of Buyer without such consent but upon prior written notice to Seller, provided that (i) such assignment does not delay processing of the FCC Application, the grant of the FCC Consent or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement and (iii) Buyer shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to Closing). The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

12.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or electronic mail transmission or confirmed delivery by a nationally recognized overnight courier service, or on the third (3rd) day after prepaid mailing by certified U.S. mail, return receipt requested, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller: Entravision Communications Corporation

1 Estrella Way

Burbank, CA 91504

Attention: General Counsel

Email: [•]

with a copy, which shall not constitute notice, to:

Wiley Rein LLP

2050 M Street, NW
Washington, DC 20036
Attention: Ari Meltzer and Jessica Rosenthal

Email: [•]

if to Buyer: Sunset Boulevard Broadcasting Corporation
4401 West Sunset Blvd.
Los Angeles, CA 90027
Attention: [•]

Email: [•]

with a copy, which shall not constitute notice, to:

Scale LLP

1763 Columbia Rd., NW, STE 14742

Washington, DC 20009

Attention: Seth L. Williams

Email: [•]

12.5. Amendments and Waiver. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

12.6. Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except (i) any confidentiality agreement between the parties with respect to the Station and (ii) the LMA, each of which shall remain in full force and effect in accordance with its terms (subject, in the case of the LMA, to Section 4.3). No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement.

12.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

12.8. No Beneficiaries. Except as provided in Section 4.3(c) and Article 9, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

12.9. Governing Law; Venue; Jury Trial Waiver. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and each party irrevocably consents to the jurisdiction of such courts and waives any objection to venue therein. The prevailing party in a lawsuit brought to enforce the performance or compliance of any provision of this Agreement may recover reasonable attorneys’ fees and costs from the non-prevailing party. The parties hereby irrevocably waive the right to trial by jury in all proceedings arising out of this Agreement.

12.10. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

12.11. Schedules. Disclosure of information included on any Schedule shall be considered disclosed for all other Schedules and shall qualify the applicable representations and warranties to which such other Schedules relate to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Schedules. Any information, matter, document or item disclosed or referenced in, or attached to, the Schedules shall not be used as a basis for interpreting the terms “material”, “material adverse effect” or other similar terms in the Agreement or to establish a standard of materiality. In addition, the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty herein or to establish a standard of disclosure in respect of any representation or warranty herein and disclosure of a particular matter on any Schedule shall not be construed to mean that such matter is material or would reasonably be expected to have a material adverse effect.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

BUYER: SUNSET BOULEVARD BROADCASTING CORPORATION

By: /s/ Lynn Farny

Name: Lynn Farny

Title: Secretary

SELLER: ENTRAVISION COMMUNICATIONS CORPORATION

By: /s/ Mark Boelke

Name: Mark Boelke

Title: Chief Financial Officer, Chief Operating Officer and Treasurer

Schedule 1.2(a)

FCC Licenses

Call Sign / Community of License	FCC Facility ID	FCC File #	Description	Status Pending / Expiration
WFTT-TV Venice, FL	16788	0000123461 – Renewal 0000001148 – License	Digital TV Station	02/01/2029 - Expires